Exhibit 5.1


                                Letterhead of
                          [GIBSON, DUNN & CRUTCHER LLP]




                                June 13, 2001





(213) 229-7000                                                    16084-00129

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California  90245

     Re: Issuance and Sale by Computer Sciences Corporation of $500,000,000 6 3/4% Notes due June 15, 2006 and $500,000,000 7 3/8% Notes due
          June 15, 2011

Ladies and Gentlemen:

     We have acted as counsel to Computer Sciences Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $500,000,000 aggregate principal amount of the Company's 6 3/4% Notes due June 15, 2006 (the "Five-Year Securities) and $500,000,000 aggregate principal amount of the Company's 7 3/8% Notes due June 15, 2011 (the "Ten-Year Securities" and, together with the Five-Year Securities, the "Securities"). The Securities are being issued pursuant to an indenture for the senior debt securities described therein (the "Senior Indenture"), dated as of February 26, 2001, by and between the Company and Citibank, N.A., as trustee (the "Trustee"), as supplemented by the first supplemental indenture (the "Supplemental Indenture" and the Senior Indenture, as supplemented by the Supplemental Indenture, the "Indenture"), dated as of June 13, 2001, by and between the Company and the Trustee.

     We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. In rendering this opinion, we have further assumed the due and

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Computer Sciences Corporation
June 13, 2001
Page 2

valid execution and delivery of the Indenture by the Trustee and that the Indenture constitutes the legal, valid and binding agreement of the Trustee.

     Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth below and relying on the statements of fact contained in the documents we have examined, we are of the opinion that (a) the Securities, upon the execution, authentication, issuance, and delivery thereof and timely payment in full therefor in the manner described in the Indenture, the Registration Statement on Form S-3 (Registration No. 333-52710) filed with the Securities and Exchange Commission (the "Commission") on December 22, 2000, as amended by Amendment No. 1 to Form S-3 filed by the Company with the Commission on February 6, 2001 (collectively, the "Registration Statement"), the prospectus, dated February 9, 2001, constituting a part of the Registration Statement and the prospectus supplement (the "Prospectus Supplement") dated June 8, 2001 describing the terms of the Securities as issued, will be validly issued, fully paid and nonassessable and (b) the Securities so issued will be legally binding obligations of the Company, entitled to the benefits provided under the Indenture.

     The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

     (a) we express no opinion as to the effect of (i) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity, at law or in arbitration, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. Without limitation, we express no opinion as to the ability to obtain specific performance, injunctive relief or other equitable relief as a remedy for noncompliance with any of the Securities or the Indenture. We further express no opinion as to the validity or legally binding nature of any provisions in the Securities or the Indenture relating to indemnification, exculpation or contribution or as to any provisions that may be construed as imposing penalties or forfeitures; and

     (b) we express no opinion as to: (i) any provisions of the Securities or the Indenture regarding the remedies available to any person (A) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Securities or the Indenture or (B) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Securities or the Indenture; or (ii) the provisions of the Securities or the Indenture that may provide for interest on interest or penalty interest.

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Computer Sciences Corporation
June 13, 2001
Page 3

     Although we are not admitted to practice in the State of Nevada, we are generally familiar with the General Corporation Law of the State of Nevada as presently in effect and have made such inquiries as we consider necessary to render the opinions related to Nevada law herein. Our opinions herein are limited to matters involving the laws of the United States of America and the State of New York and the General Corporation Law of the State of Nevada. We express no opinion as to matters involving the laws of any other jurisdiction (or any other laws of the State of Nevada). This opinion is limited to the effect to the present state of the laws of the United States of America and the State of New York and, to the limited extent set forth in the second preceding sentence, the State of Nevada and the facts as they presently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, or such facts, be changed.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to the reference to our name under the caption "Legal Matters" in each of the preliminary prospectus supplement dated May 30, 2001 and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                  Very truly yours,


                                  /s/ GIBSON, DUNN & CRUTCHER LLP
                                  GIBSON, DUNN & CRUTCHER LLP